Exhibit 99.1

April 22, 2013

Caterpillar contact:
Jim Dugan
Global Government & Corporate Affairs
(309) 494-4100 Office
(309) 360-7311 Mobile
Dugan_Jim@cat.com

FOR IMMEDIATE RELEASE

Cat Financial Announces First-Quarter 2013 Results
Cat Financial reported first-quarter 2013 revenues of $680 million, an increase of $12 million, or 2 percent, compared with the first quarter of 2012. First-quarter 2013 profit after tax was $141 million, a $21 million, or 18 percent, increase from the first quarter of 2012.
The increase in revenues was primarily due to an $82 million favorable impact from higher average earning assets (finance receivables and operating leases at constant rates), partially offset by a $63 million unfavorable impact from lower average financing rates on new and existing finance receivables and operating leases and an $8 million unfavorable impact from returned or repossessed equipment.
Profit before income taxes was $187 million for the first quarter of 2013, compared with $170 million for the first quarter of 2012. The increase was primarily due to a $34 million favorable impact from higher average earning assets, partially offset by an $8 million unfavorable impact from returned or repossessed equipment and a $6 million unfavorable impact due to the absence of favorable mark-to-market adjustments that were recorded on interest rate derivative contracts in the first quarter of 2012.
The provision for income taxes reflects an estimated annual tax rate of 27 percent for the first quarter of 2013 and 2012. The first quarter 2013 estimated annual tax rate of 27 percent excludes a benefit of $7 million reflecting the impact of the American Taxpayer Relief Act.
New retail financing in the first quarter of 2013 was $2.90 billion, a decrease of $162 million, or 5 percent, from the first quarter of 2012. The decrease was primarily related to our Asia/Pacific, Europe and Caterpillar Power Finance and Latin America operating segments, partially offset by growth in our North America operating segment.
At the end of the first quarter of 2013, past dues were 2.52 percent compared with 2.26 percent at the end of 2012. The increase in past dues from year-end is due to seasonality impacts. At the end of the first quarter of 2012, past dues were 3.19 percent. Write-offs, net of recoveries, were $10 million for the first quarter of 2013, down from $11 million for the first quarter of 2012.

As of March 31, 2013, Cat Financial's allowance for credit losses totaled $429 million or 1.49 percent of net finance receivables, compared with $426 million or 1.49 percent of net finance receivables at year-end 2012. The allowance for credit losses as of March 31, 2012, was $379 million or 1.47 percent of net finance receivables.
"Cat Financial's business continues to perform well and we are pleased with the performance of our portfolio," said Kent Adams, Cat Financial president and vice president of Caterpillar Inc. "Past dues and write-offs are down from the first quarter of last year. With continued focus on managing our portfolio and providing financial services excellence, Cat Financial is well-positioned to support Caterpillar customers and Cat dealers around the world.”
For over 30 years, Cat Financial, a wholly-owned subsidiary of Caterpillar Inc., has been providing financial service excellence to Cat customers. The company offers a wide range of financing alternatives to customers and Cat dealers for Cat machinery and engines, Solar® gas turbines and other equipment and marine vessels. Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia and Europe, with headquarters in Nashville, Tennessee.

STATISTICAL HIGHLIGHTS:

FIRST QUARTER 2013 VS. FIRST QUARTER 2012
(ENDED MARCH 31)
(Millions of dollars)

	2013	2012	CHANGE
Revenues	$680	$668	2%
Profit Before Income Taxes	$187	$170	10%
Profit After Tax	$141	$120	18%
New Retail Financing	$2,897	$3,059	(5)%
Total Assets	$35,087	$30,767	14%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this earnings release may be considered "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may relate to future events or our future financial performance, which may involve known and unknown risks and uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by any forward-looking statements. From time to time, we may also provide forward-looking statements in oral presentations to the public or in other materials we issue to the public. Forward-looking statements give current expectations or forecasts of future events about the company. You may identify these statements by the fact that they do not relate to historical or current facts and may use words such as "believes," "expects," "estimates," "anticipates," "will," "should," "plan," "project," "intend," "could" and similar words or phrases. These statements are only predictions. Actual events or results may differ materially due to factors that affect international businesses, including changes in economic conditions and ongoing challenges in the global financial and credit markets, and changes in laws and regulations (including regulations implemented under the Dodd-Frank Wall Street Reform and Consumer Protection Act) and political stability, as well as factors specific to Cat Financial and the markets we serve, including the market's acceptance of our products and services, the creditworthiness of our customers, interest rate and currency rate fluctuations and estimated residual values of leased equipment. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. Moreover, we do not assume responsibility for the accuracy and completeness of those statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended December 31, 2012, that describe risks and factors that could cause results to differ materially from those projected in the forward-looking statements. Cat Financial undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.